SHARE SUBSCRIPTION AGREEMENT

This **SHARE SUBSCRIPTION AGREEMENT** (this "**Agreement**") is entered into as of Aug 27, 2007, by and between **[Phoenix Digital Tech Co., Ltd.]**, a joint-stock company (*chusik hoesa*) organized under the laws of the Republic of Korea, with its registered office at 338-2, Haechang-Li, Koduk-Myon, Pyongtaek-City, Kyungki-Do, Korea (the "**Company**"), and **Cintel Corp.**, a corporation incorporated under the laws of the State of Nevada, the United States of America, with its principal office at 9900 Corporate Campus Drive Suite 3000, Louisville, KY 40223 (the "**Investor**")

Each party to this Agreement may also be individually referred to as a "**Party**" and collectively referred to as the "**Parties.**"

RECITALS

WHEREAS, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase a certain number of newly issued common shares of the Company at KRW 65,000 per share equal to an aggregate principal amount of KRW 32,500,000,000, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, each of the boards of directors of the Investor and the Company has approved, and deems it advisable and in the best interests of the Company to consummate, the issuance and subscription of the Shares.

NOW, THEREFORE, in consideration of the premises and the covenants herein set forth, the Parties agree as follows:

Article 1. Definitions

Capitalized terms used but not otherwise defined herein shall have the following meanings:

"**Action**" shall mean litigation, arbitration, inquiry or other administrative proceedings by or before any competent Government Authority or pre-litigation claim or demand.

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"**Affiliate**" means, in respect of any Person, any other Person if it, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such other Person. For the purposes of this definition, "control" shall mean: (i) the ownership, directly or indirectly, of securities possessing more than 50% of the voting power of the relevant Person or (to the extent applicable) the power to elect more than 50% of the relevant Person's directors; or (ii) the ability to direct or cause the direction of the management and policies of the relevant Person, whether through the ownership of voting securities, by contract or otherwise.

"**Articles of Incorporation**" means the articles of incorporation of the Company, as amended from time to time.

"**Board of Directors**" means the board of directors of the Company; and "**Directors**" mean the members of the Board of Directors.

"**Business Day**" means any day that is not a Saturday, Sunday or a day on which commercial banks in Seoul are authorized or required by law to remain closed.

"**Closing**" has the meaning set forth in Section 3.1 of this Agreement.

"**Closing Date**" means the date of the Closing.

"**Common Shares**" means common shares of the Company, with a par value of KRW 5,000 per share.

"**Disclosure Schedules**" means the disclosure schedules to the representations and warranties and other provisions of this Agreement attached hereto.

"**Encumbrance**" shall mean any trusts, liens, pledges, security agreements, equities, options, restrictions, including restrictions on or consents to transfer, use, voting, receipt of income or other exercise of any attribute of ownership, encumbrances or charges of whatever nature.

"**Financial Statements**" has the meaning set forth in Section 5.1(i) of this Agreement.

"**GAAP**" means the generally accepted accounting principles in Korea, as in effect from time to time.

"**Government Authority**" means any court, arbitrator, tribunal, government agency, regulatory body or official of any relevant jurisdiction, whether domestic or foreign, whether or not provisional.

"**Indebtedness**" means, as to any Person, all obligations of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with such Persons' past practices), under capital leases, (iv) secured by any Lien on any asset or property, (v) under banker's acceptances, letters of credit, documents against acceptance or similar facilities, (vi) to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person, (vii) under any interest rate or currency swap or similar hedging agreement, or (viii) in the nature of guarantees of the obligations described in the foregoing of any other Person.

"**Indemnified Party**" means the Party who is entitled to indemnification under Article 7 of this Agreement.

"**Indemnifying Party**" means the Party who is obligated to indemnify the Indemnified Party under Article 7 of this Agreement.

"**Intellectual Property**" means patents, trademarks, service marks, trade names, copyrights, processes, licenses (software or otherwise) and any applications for the foregoing, trade secrets, confidential and proprietary information, designs and other proprietary rights

"**Knowledge**" means the actual or constructive knowledge after due inquiry.

"**Korea**" means the Republic of Korea.

"**Korean Won**" or "**KRW**" means the lawful currency of Korea.

"**Last Accounting Date**" means December 31, 2006.

"**Laws**" means any statute, law, regulation or rule of any jurisdiction, court or any Government Authority.

"**Lien**" means any lien, mortgage, pledge, assignment for security, security interest, charge, attachment, preliminary attachment, yangdo-dambo, adverse claim or other

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Encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, whether or not made, whether or not contingent, whether or not statutory.

"**Losses**" has the meaning set forth in Section 7.2 of this Agreement.

"**Material Adverse Change**" or "**Material Adverse Effect**" means any change, event or effect that is, individually or in the aggregate, materially adverse to the general affairs, business, management, operations, assets, liabilities, cash flows, condition (financial or otherwise) or results of operations of the Company.

"**Order**" means any judgment, award, decree, ruling or any other order of any Government Authority.

"**Person**" shall mean an individual, corporation, company, limited liability company, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity that may be treated as a person under applicable Laws.

"**Related Parties**" shall mean the Persons with the special interest under Article 11 of the Enforcement Decree of the Monopoly regulation and Fair Trade Act.

"**Subsidiaries**" shall mean any corporation or other business entity of which the Company owns or controls (either directly or through another or other Subsidiaries) 50% or more of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such corporation or other business entity (other than capital stock or other ownership interest of any other class or classes which has voting power only upon the occurrence of any contingency) or any corporation or other business entity which at any time has its accounts consolidated with those of the Company or which under applicable Law or the GAAP from time to time should have its accounts consolidated with those of the Company.

"**Transaction Documents**" means this Agreement, all schedules and exhibits hereto and thereto, and all other agreements, documents, certificates and information prepared and/or executed in connection with the transactions contemplated hereby or thereby.

"**US Dollars**" or "**US$**" means the lawful currency of the United States of America.

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Article 2. Share Subscription; Price and Payment

2.1 *Share Subscription*. Subject to the terms and conditions set forth in this Agreement, the Company shall issue and sell to the Investor, and the Investor shall subscribe for and purchase 500,000 newly issued Common Shares of the Company (the "**Shares**"), which shall constitute 50% of the total issued and outstanding shares in the Company on a fully diluted basis. The Shares shall have the rights, preferences, privileges and restrictions as set forth in the terms and conditions of this Agreement and the Articles of Incorporation.

2.2 *Price and Payment*. The aggregate subscription price for the Shares shall be KRW 32,500,000,000 (the "**Subscription Price**") at KRW 65,000 per share. Payments thereof shall be made by wire transfer of immediately available funds at the time of the Closing to an account designated by the Company in writing at least five (5) Business Days prior to the Closing.

Article 3. Closing

3.1 *Time and Place*. The closing of the subscription and payment of the Shares (the "**Closing**") shall take place at the offices of the Company at 10:00 am on Aug 27, 2007, or at such other place and on such other date as the Parties agree in writing, subject to the conditions precedent for the Closing as set forth in Article 4 having been satisfied or waived.

3.2 *Closing Deliveries by the Company*. At Closing, the Company shall deliver each of the following to the Investor, in form and substance reasonably satisfactory to the Investor and its counsel:

(a) stock certificates, dated the first Business Day after the Closing Date, representing the Shares to be purchased by the Investor;

(b) a shareholders registry, dated as of the first Business Day after the Closing Date, recording the Investor as the holder of the Shares; and

(c) a certificate by the representative director of the Company certifying that all of the Company's representations and warranties in this Agreement are true and correct as of the date of this Agreement and as of the Closing Date and that the Company has

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performed in all material respects all agreements and covenants required hereby or thereby to be performed by it on or prior to the Closing Date.

3.3 *Closing Deliveries by the Investor.* At Closing, the Investor shall deliver each of the following to the Company, in form and substance reasonably satisfactory to the Company and its counsel:

(a) evidence of payment of the Subscription Price; and

(b) a certificate by the authorized officer of the Investor certifying that all of the Investor's representations and warranties in this Agreement are true and correct as of the date of this Agreement and as of the Closing Date and that the Investor has performed in all material respects all agreements and covenants required hereby or thereby to be performed by it on or prior to the Closing Date.

Article 4. Closing Conditions

4.1 *Conditions Precedent to the Investor's Obligation at Closing.* The obligations of the Investor under Article 2 and Section 3.3 are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by the Investor:

(a) *Representations and Warranties.* The representations and warranties of the Company contained in Article 5 shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

(b) *Performance.* The Company shall have performed or fulfilled in all material respects all agreements and obligations in the Transaction Documents required to be performed or fulfilled by the Company before the Closing.

(c) *Articles of Incorporation.* The Articles of Incorporation shall have been duly amended in the form and substance reasonably satisfactory to the Investor to reflect the terms and conditions of this Agreement, and shall be in full force and effect in such amended form as of the Closing Date.

(d) *Approvals and Consents.* All government and third party approvals (including reporting to any Government Authority) required by the Parties in connection with the

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execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby shall have been duly obtained.

(e) *No Material Adverse Change*. There shall have been no Material Adverse Change since the date hereof.

(f) *No Challenges*. There shall have been no Action instituted or threatened before any Government Authority or other Order seeking to challenge, restrain or impose any liability or sanctions with respect to the transactions contemplated by the Transaction Documents, that a Party may suffer damages as a result of consummating such transactions or which has had or could be expected to have a Material Adverse Effect since the date hereof.

4.2 *Conditions Precedent to the Company's Obligations at Closing*. The obligations of the Company under Article 2 and Section 3.2 are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by the Company:

(a) *Representations and Warranties*. The representations and warranties of the Investor contained in Article 5 of this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

(b) *Performance*. The Investor shall have performed or fulfilled in all material respects all agreements and obligations in the Transaction Documents required to be performed or fulfilled by the Investor before the Closing.

(c) *Approvals and Consents*. All government and third party approvals (including reporting to any Government Authority) required by the Parties in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby shall have been duly obtained.

(d) *No Challenges*. There shall have been no Action instituted or threatened before any Government Authority or other Order seeking to challenge, restrain or impose any liability or sanctions with respect to the transactions contemplated by the Transaction Documents, that a Party may suffer damages as a result of consummating such transactions or which has had or could be expected to have a Material Adverse Effect since the date hereof.

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Article 5. Representations and Warranties

5.1 *Representations and Warranties of the Company*. The Company hereby represents and warrants to the Investor that the following statements are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then), subject to the qualifications set forth in the Disclosure Schedules:

(a) *Legal Capacity; Corporate Status*. The Company is a joint stock company (*chusik hoesa*), duly organized and validly existing under the Laws of Korea, with corporate power and all necessary licenses and permits to own its assets and to conduct its business as currently conducted and proposed to be conducted. The Company does not have any Subsidiaries.

(b) *Power and Authority and Enforceability*. The Company has full power and authority to enter into, and perform its obligations under, the Transaction Documents. The Transaction Documents have been (i) duly authorized by all necessary actions on the part of the Company and (ii) duly executed and delivered on behalf of the Company and (assuming due authorization, execution and delivery thereof by the Investor) constitute the valid and legally binding obligation of the Company, enforceable in accordance with their terms, subject to bankruptcy or insolvency Law and principles of equity applicable to creditors generally.

(c) *Non-Contravention*. Neither the execution, delivery or performance of the Transaction Documents nor the consummation of the transactions contemplated thereby will conflict or be inconsistent with any of the terms, covenants, conditions or provisions of, or constitute a default under or violation of (i) any of the organizational documents of the Company, (ii) any applicable Law, (iii) any judgment, order or injunction, decree or ruling of any arbitral tribunal or any court or governmental authority, domestic or foreign, which is or may be applicable to the Company, or (iv) any indenture, mortgage, deed of trust, loan agreement or any other agreement to which the Company is a party or by which any of the Company's assets is bound, or which would prevent or restrict the execution or performance of the Transaction Documents by the Company.

(d) *Consents and Approvals*. Except as specifically contemplated by this Agreement and as required under the relevant Laws of Korea and the regulations thereunder, the Company is not required to obtain any consent, authorization or order of,

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or make any filing or registration with, any Government Authority in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof.

(e) *Capitalization*. As of the date of this Agreement, the Company is authorized to issue 2,000,000 common shares of stock with the par value of KRW 5,000 per share, of which 500,000 Common Shares have been issued and are outstanding and fully paid and non-assessable. 500,000 Common Shares are currently owned, beneficially and of record, by shareholders as set forth in Exhibit [A]. No Person has any agreement or option, or any right, privilege or pre-emptive right capable of becoming an agreement or option (whether contractual or by Law), including, but not limited to, convertible securities, warrants or convertible obligations of any nature, for the subscription or issuance of any unissued shares in the capital of the Company, or for the purchase of any issued shares of the Company, except for general shareholders' pre-emptive rights to subscribe for new shares, convertible bonds or bonds with warrants in proportion to their shareholding ratios, which have been validly waived by all of shareholders with respect to the Shares, as of the date of this Agreement.

(f) *Shares*. The Shares have been duly authorized by the Company, and when issued and paid for in accordance with this Agreement, will have been duly and validly issued and will be fully paid and non-assessable and will have the rights and privileges set out in the terms and conditions of this Agreement and the Articles of Incorporation. The issuance of the Shares will not violate the pre-emptive right of any other Person or otherwise entitle any other Person to purchase the Shares or any other shares in the Company. Delivery of the certificates evidencing the Shares to the Investor pursuant to this Agreement will transfer to the Investor legal and valid title thereto, free and clear of any Encumbrances.

(g) *Permits*. The Company has obtained all necessary permits with respect to its business as currently conducted. Each of such permits is in full force and effect. There is no indication that any such permit might be revoked, suspended, canceled or not renewed. Each action required for the renewal or extension of each such permit has been timely taken. No such permit will be revoked, suspended, canceled or not renewed as a result of the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated thereby.

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(h) *Corporate Documents*. The Company's minute books, stock record books and accounting and other corporate records have been kept in all material respects with GAAP and all applicable Laws and contain complete and accurate details in all material respects regarding the transactions entered into by the Company.

(i) *Financial Statements*. The Company has furnished the Investor with its (i) audited annual report for the financial year ended [December 31, 2006] and (ii) unaudited quarterly report for the three-month period ended [March 31, 2007], [and within 30 days after the date of this Agreement will furnish the Investor with (iii) unaudited balance sheet as of the most recent month available and profit and loss accounts for the period ended the end of such month] (collectively, the "**Financial Statements**"). The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated. Such Financial Statements fairly present the Company's financial condition at the date thereof and for the periods indicated; provided, however, that the unaudited financial statements are subject to normal year-end adjustments.

(j) *No Changes Since Last Accounting Date*. Since the Last Accounting Date, there has been no Material Adverse Change in the Company. Since the Last Accounting Date, the Company has not: (i) incurred any liability or obligation outside the ordinary course of its business, (ii) permitted any of its assets to be subjected to any Encumbrance, (iii) disposed of any assets outside the ordinary course of its business, (iv) made any material capital expenditure or commitment therefor, (v) increased its Indebtedness outside the ordinary course of business, (vi) canceled or waived any claims or rights of a material value, (vii) made any change in any method of accounting or auditing practices, (viii) paid any dividend or made any distribution on any of its outstanding stock or securities, or redeemed or repurchased the same, (ix) otherwise conducted the business or entered into any transaction other than in the ordinary course of business, or (x) agreed, whether or not in writing, to do any of the foregoing.

(l) *Undisclosed Liabilities*. Except as contemplated or permitted under the Transaction Documents, the Company has no liabilities or obligations of any kind (absolute, accrued, contingent or otherwise, and including any guarantees by the Company of the indebtedness of any third party) which were not fully reflected or reserved against in the Financial Statements; and the reserves reflected in such Financial Statements are adequate, appropriate and reasonable.

(m) *Assets*. The Company has good and marketable title to, or has the right to use, all of its assets, free and clear of any Encumbrances. All tangible assets, including leased properties, of the Company have been maintained in good working condition subject to normal wear and tear.

(n) *Real Property; Leases of Real and Personal Property*. The Company has good and marketable title to its real property, free and clear of any Encumbrance. There is no pending or, to the Knowledge of the Company, threatened condemnation or compulsory acquisition proceedings, lawsuits or administrative actions related to such real property or other matters affecting adversely the current use, occupancy or value thereof. All facilities located on such real property have received all approvals of Government Authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in all material respects in accordance with applicable Laws. All leases pursuant to which the Company leases real or personal property are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing defaults by the Company thereunder; no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.

(o) *Intellectual Property*. Each of the rights attaching to all Intellectual Property of the Company is (i) valid and enforceable, and nothing has been done or omitted to be done by which such rights may cease to be valid and enforceable, and (ii) legally and beneficially owned by, and validly granted exclusively to the Company, free from any license, Encumbrance, restriction on use or disclosure obligation. There have been no infringements of any of the Intellectual Property rights of any third party by the Company. To the Knowledge of the Company, there have been no infringements of any of the Intellectual Property rights of the Company by any third party.

(p) *Litigation*. There is no Action pending or, to the Knowledge of the Company, threatened against the Company, its activities or its properties before any Government Authority that would result, either individually or in the aggregate, in any Material Adverse Effect. There is no Order in effect against the Company, and the Company is not in default with respect to any Order by which the Company or any of its assets is bound.

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(q) *Legal Compliance*. The Company has in all respects complied with applicable Laws, including laws relating to bribery, kick-backs or similar business practices, and no Action has been filed or commenced against the Company alleging any failure to so comply.

(r) *Environmental Matters*. The Company is in compliance with all applicable environmental Laws and has obtained and complied with the terms and conditions of each permit and all applicable legal and administrative requirements concerned with the pollution or protection of the environment or harm to or the protection of the health of humans, animals or plants.

(s) *Employees*. The Company is in compliance with all applicable Laws regarding employment and employment practices, terms and conditions, wages and hours. The Company does not have any labor union or is a party to or bound by any collective bargaining agreement.The Company has not experienced any strikes, grievances, claims of unfair labor practices or other labor disputes. There is no agreement or arrangement between the Company and any of the employees with respect to his employment, his ceasing to be employed or his retirement/severance which is not included in the written terms of his employment. The Company has not provided, or agreed to provide, a gratuitous payment or benefit to any of the employees or to his dependents other than those provided for in the employment agreement. The Company has no obligations with regard to the employees' salary, wages, overtime, other compensation or benefits or other payments of any kind other than such benefits provided in its employment regulations or otherwise required under applicable Laws, all of which are reflected in the Company's financial statements in accordance with GAAP.

(t) *Taxes*. The Company has filed, within the times and in the manner required by Law, all tax returns and tax reports that are required to be filed by it. All taxes and assessments (including interest and penalties) payable by, or due from, the Company have been fully paid. No investigation of any tax return of the Company is in progress. The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. The Company has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

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(u) *Insurance*. All insurance policies maintained by the Company are adequate to insure against risks that are normally insured against in Korea. Each of such insurance policies is valid and enforceable. The Company has not done anything or omitted to do anything which might make any of the policies void or voidable. No claim is outstanding under any of such policies.

(v) *Insider Interests, Debt and Guarantees*. Except as disclosed in Schedule 5.1(v), (i) none of the Affiliates or Related Parties of the Company has any material interest in any assets used in or pertaining to the Company's business, (ii) the Company has no outstanding Indebtedness to any of its Affiliates or Related Parties, and no Affiliate or Related Party of the Company has any outstanding Indebtedness to the Company (other than balances of a Related Party for services of less than KRW 1,000,000), and (iii) the Company has not entered into any guarantees or other accommodations to any third party with respect to Indebtedness of any of its Affiliates or Related Parties.

(w) *Information*. The Company has diligently provided the representatives of the Investor with all requested documents, materials and information before or during the negotiations and due diligence efforts leading to this Agreement. To the Knowledge of the Company, no statements in such documents, materials and information given by, or on behalf of, the Company to the representatives of the Investor contains any untrue statement of material fact or omit to state any material fact necessary, in light of the circumstances under which they were made, in order to make the statements herein or therein not misleading.

5.2 *Representations and Warranties of the Investor*. The Investor represents and warrants to the Company that the following statements are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then), subject to the qualifications set forth in the Disclosure Schedules.

(a) *Corporate Status*. The Investor is duly organized and validly existing under the Laws of the jurisdiction of its incorporation.

(b) *Power and Authority and Enforceability*. The Investor has full power and authority to enter into, and perform its obligations under, the Transaction Documents. The Transaction Documents have been (i) duly authorized by all necessary actions on the part of the Investors and (ii) duly executed and delivered on behalf of the Investor and (assuming due authorization, execution and delivery thereof by the Company)

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constitute the valid and legally binding obligation of the Investor, enforceable in accordance with their terms, subject to bankruptcy or insolvency Law and principles of equity applicable to creditors generally.

(c) *Non-Contravention*. Neither the execution, delivery or performance of the Transaction Documents nor the consummation of the transactions contemplated thereby will conflict or be inconsistent with any of the terms, covenants, conditions or provisions of, or constitute a default under or violation of (i) any of the organizational documents of the Investor, (ii) any applicable Law, (iii) any judgment, order or injunction, decree or ruling of any arbitral tribunal or any court or governmental authority, domestic or foreign, which is or may be applicable to the Investor, or (iv) any indenture, mortgage, deed of trust, loan agreement or any other agreement to which the Investor is a party or by which any of the Investor's assets is bound, or which would prevent or restrict the execution or performance of the Transaction Documents by the Investor.

Article 6. Covenants of the Company

6.1 *Covenants*. The Company hereby agrees and covenants to the Investor that from the date hereof until the Closing Date, the Company shall:

(a) not engage in any practice, take any action or enter into any transaction outside the ordinary course of business;

(b) make best efforts to keep its assets intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees;

(c) not acquire or dispose of, or agree to acquire or dispose of, any asset except in the ordinary course of business or assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) except in the ordinary course of business;

(d) not issue any shares or other securities, or enter into negotiations with any Person with respect to any issuance except with the specific written consent of the Investor;

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(e) not create, or agree to create, an Encumbrance over any of the assets or redeem, or agree to redeem, an existing Encumbrance over any of its assets;

(f) not amend or terminate a contract in connection with its business or any of its assets except in the ordinary course of business;

(g) not amend the terms of employment or engagement of any of its employees or provide, or agree to provide, a gratuitous payment or benefit to any of the employees (or any of their dependents) or terminate the employment or engagement of any such employees without due cause, other than in accordance with applicable Law, existing regulations and contracts, etc.;

(h) not start or settle any Action except in the ordinary course of business;

(i) not enter into dissolution, liquidation, bankruptcy or other similar proceeding;

(j) not spin-off or transfer all or substantial parts of its business to other entities or persons;

(k) maintain its records in the usual, regular and ordinary manner, on a basis consistent with past practice;

(l) comply in all material respects with all Laws and contractual obligations applicable to it or to the conduct of its business and perform its obligations thereunder;

(m) allow three persons nominated by the Investor to join the board of directors effective immediately and limit the total number of board of directors to five members;

(n) allow representatives of the Investor to have reasonable access during business hours to all premises, properties, personnel, books, records (including tax records), contracts and other documents.

Article 7. Indemnification

7.1 *Survival of Representations and Warranties.* The representations and warranties contained in this Agreement shall survive the Closing for two (2) yearstherefrom; provided that (i) representations and warranties related to environmental matters shall survive the Closing for three (3) years therefrom, (ii) representations and warranties related to tax matters shall survive the Closing for five

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(5) years therefrom, and (iii) representations and warranties related to capacity, authority and title shall survive the Closing indefinitely.

7.2 *Scope of Indemnity*. The Company shall indemnify and hold the Investor harmless from and against any and all losses, liabilities, claims, disputes, proceedings, demands, judgments, settlements, costs and expenses of any nature whatsoever (including reasonable fees and disbursements of attorneys, accountants, and other professional advisors relating to the investigation, prosecution, negotiation, defense, settlement or appeal) (collectively, the "**Losses**") actually suffered or incurred by the Investor resulting from or arising out of: (a) any breach of any representation or warranty of the Company contained in this Agreement or in any schedule, exhibit, certificate, document, or other item delivered to the Investor or its representatives in connection with this Agreement; or (b) the non-performance, partial or total, of any covenant, agreement or obligation of the Company contained in this Agreement. The Investor shall indemnify and hold the Company harmless from and against any and all Losses actually suffered or incurred by the Company resulting from or arising out of: (a) any breach of any representation or warranty of the Investor contained in this Agreement or in any schedule, exhibit, certificate, document, or other item delivered to the Company or its representatives in connection with this Agreement; or (b) the non-performance, partial or total, of any covenant, agreement or obligation of the Investor contained in this Agreement.

7.3 *Notice of Claims; Procedures*. If an Indemnified Party makes any claim against the Indemnifying Party for indemnification, the claim shall be in writing and shall state, in general terms, the facts upon which the Indemnified Party makes the claim. In the event of any claim or demand asserted against the Indemnified Party by a third party upon which the Indemnified Party may claim indemnification, the Indemnifying Party shall give written notice to the Indemnified Party within 15 days after receipt of notice from the Indemnified Party indicating whether the Indemnifying Party intends to assume the defense of the claim or demand. Notwithstanding this assumption, the Indemnified Party shall have the right to participate in the defense, by written notice given to the Indemnifying Party within [15] days from the date of the Indemnifying Party's notice at the expense of the Indemnified Party. If the Indemnifying Party assumes the defense and the Indemnified Party does not participate, the Indemnifying Party shall have the right to fully control and settle the proceeding. If the Indemnified Party elects to participate in the defense, the Parties shall cooperate in the defense of the proceeding, and the Indemnified Party shall not settle the

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proceeding without the consent (not to be unreasonably withheld, delayed or conditioned) of the Indemnifying Party. If the Indemnifying Party elects not to assume the defense, the Indemnified Party shall have the right to fully control the processing, and may settle the proceeding without the consent of the Indemnifying Party.

7.4 *Remedies for Indemnity.*

(a) The Indemnifying Party shall pay the Indemnified Party within 30 days from the date which the Indemnifying Party receives a written demand for an amount which it is obliged to pay under this Agreement.

(b) In the event the existence of a circumstance shall give rise to a breach of more than one representation, warranty, covenant or agreement, any liability of the Indemnifying Party for indemnification under this Article 7 shall be determined without duplication of recovery.

(c) Notwithstanding any other provision of this Agreement to the contrary, but without prejudice to the provisions of any other Transaction Document, no Party shall be liable, whether in contract, tort, warranty, negligence, strict liability, or otherwise, for any special, indirect, incidental, or consequential damages arising out of or in connection with this Agreement.

Article 8. Termination

8.1 *Termination of the Agreement.* This Agreement may be terminated and the issuance of the Shares contemplated hereby may be abandoned at any time prior to the Closing Date:

(a) by mutual written consent of the Parties;

(b) by the Investor or the Company (provided such terminating Party is not in breach of this Agreement) at any time after Aug 30, 2007, if by such date the Closing has not occurred;

(c) by the Investor or the Company (provided such terminating Party is not in breach of this Agreement), if any Government Authority of competent jurisdiction has issued an Order or taken any other action restraining, enjoining or otherwise prohibiting

SPICZN

the issuance of the Shares and such Order or other action is or has become final and non-appealable;

(d) by the Investor or the Company (provided such terminating Party is not in breach of this Agreement), if the other Party materially breaches any of such other Party's representations and warranties or any of its agreements, covenants or obligations hereunder, and such breach cannot be cured or is not remedied within 30 days from the date of receipt by such breaching Party of notice of such breach from the non-breaching Party; or

(e) by the Investor, if the Company, any creditor of the Company, or any third party files for corporate restructuring or bankruptcy of the Company, or the Company has become insolvent and is unable to pay any debts as they become due or has suspended payment of any debts as they became due.

8.2 *Effect of Termination.* In the event this Agreement is terminated in accordance with Section 8.1, neither Party shall have any claim against the other for costs, damages, compensation or otherwise, save for any claim for damages by the non-breaching Party against the breaching Party arising from antecedent willful or grossly negligent breach of the terms hereof. Article 9 shall survive the termination of this Agreement for two (2) years and Article 10 shall survive the termination of this Agreement indefinitely.

Article 9. Confidentiality

Except as may be required by Law or otherwise contemplated by the Transaction Documents, no Party shall disclose to any third party or issue or release any press release, public statement, advertisement or similar manner or form of publicity with respect to the transactions contemplated by the Transaction Documents without the prior consent of the other Party. If disclosure is required under applicable Law, the Party who is required to make the disclosure shall provide notice thereof to the other Party prior to the release of the disclosable information, consult with the other Party regarding such disclosure, and to the greatest extent possible seek confidential treatment for the disclosable information.

SD

Article 10. Miscellaneous

10.1 *Governing Law; Jurisdiction*. This Agreement shall be governed by, and construed in accordance with, the Laws of Korea, without application of its conflicts of law provisions. The Seoul Central District Court of Korea shall have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement shall be brought in such court.

10.2 *Notices*. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be deemed given upon personal delivery or delivery by courier, or on the first Business Day after transmission if sent by confirmed facsimile transmission, or 15 days after deposit in the official mails of the jurisdiction of mailing, by registered or certified mail, postage prepaid, addressed to the address and fax number set forth below or to such other address or fax number as the Company or the Investor may designate by 15 days' advance written notice to the other Parties given in accordance with this Section 10.4:

If to the Company:
Phoenix Digital Tech Co., Ltd.
Attention: Young-Jin Lim
Address: 338-2, Haechang-Li, Koduk-Myon, Pyongtaek-City,
Kyungki-Do, Korea
Facsimile: 82-31-6698-707

If to the Investor:
Cintel Corp.
Attention: Sang-Don Kim, or the Current CEO
Address: 9900 Corporate Campus Drive Suite 3000, Louisville, KY 40223
Facsimile: 82-2-512-5111

10.3 *Entire Agreement/Successors and Assigns*. Except as specifically referenced in this Agreement, this Agreement (including the exhibits and schedules to this Agreement) constitutes the entire contract among the Parties with respect to the subject matter of this Agreement. Any prior and contemporaneous agreement, discussion, understanding, or correspondence between or among any of the Parties regarding the purchase of the Shares is superseded by this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the Parties.

SDkzm

10.4 *Alternative.* If any term or provision of the Transaction Documents turns out to be invalid, illegal or unenforceable in any respect due to legal constraints under applicable Laws, the Parties shall make their best efforts to find the best alternative to achieve the objective or result intended in such term or provision.

10.5 *Amendment.* Any provision of this Agreement may be amended only by a written instrument signed by each of the Parties.

10.6 *No Assignment.* No Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of all of the other Party; provided, however, that the Investor may, after giving a written notice to the Company, assign all or a part of its rights and obligations hereunder to one or more of its Affiliates without prior written consent of the other Party.

10.7 *Expenses.* Each of the Company and the Investor shall be responsible for any and all costs, expenses and taxes (including, without limitation, attorney fees) respectively incurred by it in connection with the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

10.8 *Interpretation.* In case of any discrepancy or conflict between the provisions in this Agreement and the provisions in the Articles of Incorporation, the provisions in this Agreement shall prevail.

10.9 *Language.* This Agreement shall be executed in the English. In case of any inconsistency between the English version and any other translation thereof, the English language version shall prevail over the any other language version.

10.10 *Headings.* The headings of the sections of this Agreement are for convenience of reference only and shall not limit or affect the interpretation of this Agreement.

10.11 *Counterparts and Facsimile Execution.* This Agreement may be executed in 2counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered via facsimile by any Party shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that Party.

[*Signature page to follow*]

SMcz

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Phoenix Digital Tech Co., Ltd.

By: ______________________
Name: Y.Q KIM
Title: CEO

Cintel Corp.

By: ______________________
Name: SANGYON KIM
Title: President / CEO

bit A

주 주 명 부

지탈테크>

2007년 8월 22일 현재

주명	주민등록번호	주 소	주식수	지분율	금 액
석 규	560115-1001115	서울시 강남구 삼성동 97-2씨티빌라 B-1101	150,000	30.00	750,000,000
만 영	600110-2001114	서울시 성북구 성북동 15-221	150,000	30.00	750,000,000
석 준	540917-1001111	서울시 성북구 성북동 330-250	37,500	7.50	187,500,000
석 조	630108-1001110	서울시 강남구 논현동 75-19 삼익빌라 8동	37,500	7.50	187,500,000
룡 수	740526-1634819	경기도 평택시 서정동 1104-2번지 103	400	0.08	2,000,000
순 교	661025-1476515	충청남도 천안시 신방동 870 신동아목련A 104동 301호	400	0.08	2,000,000
현 순	660217-1149119	경기도 평택시 비전동813-1 태산아파트104-1603	200	0.04	1,000,000
홍 구	690122-1057022	경기도 파주시 조리읍 봉일천리 운창A 101동 1306호	1,150	0.23	5,750,000
희 근	640222-1454716	전남 여수시 선원동 1311-2(5/5) 대주아파트 101-1411	200	0.04	1,000,000
사 홍	590820-1023219	경기도 수원시 영통구 영통동 신나무실 신성A 521-601	1,000	0.20	5,000,000
지 영	570705-1535711	서울시 노원구 상계동 656 주공아파트 1115-912	250	0.05	1,250,000
치 화	690227-1226215	경기도 평택시 서정동 241주공A 10-203	1,000	0.20	5,000,000
만 근	750509-1523010	경기도 평택시 신장동267-316 태양빌라 102	140	0.03	700,000
기 춘	620618-1227228	경기도 평택시 팽성읍 안정리 33-47번지	800	0.16	4,000,000
남 석	650502-1177810	경기도 평택시 세교동554 태영청솔A 101동 605호	3,800	0.76	19,000,000
준 식	330127-1447112	충남 금산군 군북면 동편리 221	600	0.12	3,000,000
경 모	560814-1109611	경북 구미시 송정동 455-1 우방아파트 2-110	1,200	0.24	6,000,000
운 희	630205-2770011	경기도 화성시 동탄면 송2리 49-4	1,230	0.25	6,150,000
보 애	651004-2106419	서울시 송파구 가락2동 프라자아파트12동 705호	800	0.16	4,000,000
복 순	480105-2074311	경기 용인 수지읍 동덕천리 1167 진산마을 삼성5차A 521-502	2,000	0.40	10,000,000
봉 준	720313-1067717	인천광역시 계양구 작전동 580 현대아파트 203-1507	450	0.09	2,250,000
선 화	790701-2476815	천안시 신부동 544 대림한내 아파트101-1406	300	0.06	1,500,000
성 래	690720-1009315	경기도 평택시 동삭동 539-5 신명보람APT 102-1301	800	0.16	4,000,000
성 문	720401-1226212	경기도 평택시 세교동 부영 A 502-902	350	0.07	1,750,000
애 숙	571015-2683325	경기도 평택시 팽성읍 대추리 369	700	0.14	3,500,000
영 동	431125-1163218	서울시 강서구 가양동 대림경동A 105동 602호	2,000	0.40	10,000,000
영 진	660306-1069329	경기도 오산시 갈곶동 원영아파트101동 501호	450	0.09	2,250,000
용 찬	410601-1067021	서울시 강남구 도곡동 467-17 타워팰리스 E동 3804호	2,000	0.40	10,000,000
은 섭	710210-1795912	경기도 안성시 공도읍 용두리 주은청설A 103동 1509호	100	0.02	500,000
정 호	460921-1010629	서울시 송파구 문정동 문정래미안 APT 112-1903	10,000	2.00	50,000,000
종 완	781224-1932512	경기도 안성시 공도읍 진사리 주은청설A 102-408	550	0.11	2,750,000
주 현	640119-1818918	경기도 평택시 장당동 효명아파트 102동 706호	1,750	0.35	8,750,000
주 춘	660710-1163129	경기도 화성시 산남동 대권2차A 파인빌리203-503	500	0.10	2,500,000
준 욱	570122-1067119	서울시 서초구 우면동 57번지 대림A 102-401	2,000	0.40	10,000,000
진 택	740221-1528311	경기도 평택시 서정동 주공아파트 305-505	200	0.04	1,000,000
창 규	590301-1547434	경기도 평택시 이충동 건영아파트105동 1001호	5,000	1.00	25,000,000
창 록	740315-1226546	경기도 화성시 태안읍 병점리 신미주A 103동 1402호	1,270	0.25	6,350,000
현 영	680120-1249535	경기도 평택시 이충동 부영아파트 205-404	420	0.08	2,100,000
형 수	700718-1100917	경기도 평택시 서정동 820-13(31/5) 상가주택 301호	2,400	0.48	12,000,000
효 진	731008-1251517	경기도 수원시 팔달구 원천동 548 원천주공2단지 203-104	600	0.12	3,000,000
윤 덕	550402-1093229	서울시 서초구 반포동 111-1 반포대원멤비스카운티 502호	1,500	0.30	7,500,000
대 희	710122-1226115	경기도 평택시 군문동 주공A 215동 501호	300	0.06	1,500,000
영 일	761227-1331617	경기도 평택시 서정동 843-7 덕수빌라 가동 302호	350	0.07	1,750,000
문 수	540616-1010726	경기도 성남시 분당구 수내3동 양지마을 201동 1501호	4,000	0.80	20,000,000
동 헌	720131-1337217	경기도 평택시 서정동 724 금호아파트 103-1508	1,030	0.21	5,150,000
상 임	770331-2162414	경기도 평택시 합정동 38블럭 1로트 부원맨션 B동 202호	260	0.05	1,300,000
상 현	770615-1405913	경기도 평택시 고덕면 해창리 338-2	210	0.04	1,050,000
주 용	790216-1382111	경기도 안성시 공도읍 진사리 주은청설A 102-408	200	0.04	1,000,000
지 선	710520-2520616	경기도 평택시 세교동 555 부영아파트 503-505	600	0.12	3,000,000
진 우	790218-1448815	경기도 평택시 비전동 코아원룸 B동 205호 866번지	200	0.04	1,000,000

지탈테크>

2007년 8월 22일 현재

주명	주민등록번호	주 소	주식수	지분율	금 액
황 래	710209-1469323	경기도 평택시 이충동 부영A 101동 302호	1,000	0.20	5,000,000
운 태	470525-1011418	경기도 용인시 수지읍 죽전리 벽산A 105동 702호	2,000	0.40	10,000,000
철 래	761219-1644621	충남 천안시 신방동 920 초원그린타운 108-816	700	0.14	3,500,000
관 수	560102-1350813	충남 천안시 불당동 호반 APT 106-701	10,000	2.00	50,000,000
근 철	750630-1474423	경기도 평택시 안중면 금곡리 우림A 106동 607호	1,200	0.24	6,000,000
희 권	590921-1696613	경기도 수원시 영통구 매탄4동 한국2차A 107-506	1,600	0.32	8,000,000
준	TE7078824	일본 도꼬도 미나도구 히로가내다이 3-16-8-713	2,000	0.40	10,000,000
효 숙	610503-2621918	경기도 안양시 동안구 호계동1121(14/2)샘마을 A 111-503	2,000	0.40	10,000,000
영 호	531215-1053126	서울시 서대문구 연희3동 대양매크타운 D동 201호	1,500	0.30	7,500,000
로 규	680501-1810922	경기도 평택시 고덕면 궁리75 태평A 203-1706	730	0.15	3,650,000
종 필	661224-1149717	경기도 평택시 이충동 591-2 건영A 108-901	3,550	0.71	17,750,000
인 숙	580105-2452711	경기도 평택시 오성면 안화리 198-2	1,000	0.20	5,000,000
금 탁	730504-1478119	충청남도 천안시 두정동 우성A101-601	500	0.10	2,500,000
탁 권	691014-1121014	경기도 평택시 서정동901-2 두산빌리 B동 201	2,000	0.40	10,000,000
원 근	750117-1251319	경기도 안성시 공도읍 만정리 부영A 103동 701호	1,410	0.28	7,050,000
기 창	710825-1228315	경기도 오산시 수청동 514 대우A 104동 904호	410	0.08	2,050,000
동 환	660726-1894429	부산시 연제구 연산8동 356-2	2,000	0.40	10,000,000
준 호	770315-1252411	경기도 안성시 명륜동 현대빌라 가동 102호 166-2번지	200	0.04	1,000,000
상 수	750710-1411226	충청남도 천안시 성환읍 매주리 183 부영A 106-808	1,200	0.24	6,000,000
경 호	660303-1109112	서울시 송파구 가락2동 프라자아파트12동 705호	500	0.10	2,500,000
준 석	720905-1815113	경기도 평택시 진위면 하북리 94-8 세꽃동산 연립 가-105	1,000	0.20	5,000,000
인 호	560701-1260929	서울시 관악구 봉천9동 벽산블루밍 A 106-1303	500	0.10	2,500,000
재 성	640320-1788227	경기도 평택시 비전2동 889 벽산늘푸른A 102동 201호	500	0.10	2,500,000
정 현	730427-2052535	경기도 화성시 동탄면 오산리 풍성신미주103-1002	500	0.10	2,500,000
종 인	740902-1408816	경기도 평택시 서정동 793 동신A 7동 207호	100	0.02	500,000
종 문	751202-1641915	경기도 오산시 양산동 431-4 대호원룸 209호	320	0.06	1,600,000
창 국	660305-1226228	경기도 평택시 지산동 한양 청솔 A 3-610	90	0.02	450,000
호 섭	740625-1226211	경기도 화성군 태안읍 병점리 주공A 114동 1701호	90	0.02	450,000
화 우	490728-1790319	서울시 강동구 명일동 15 삼익A 503동 502호	1,500	0.30	7,500,000
동 구	750928-1455111	충남 아산시 음봉면 산동리 삼일A 102-706	270	0.05	1,350,000
용 억	720117-1702739	경기도 평택시 안중면 현화7리 305-2동환A 101동103	200	0.04	1,000,000
호 수	490210-1163218	경기도 평택시 세교동 558 꿈그린우성A 102-103	3,000	0.60	15,000,000
찬 무	700705-1163015	경기도 평택시 세교동 부영A 503동 807호	1,000	0.20	5,000,000
민 규	700629-1067122	경기도 평택시 비전2동 823-6	570	0.11	2,850,000
보 연	690211-1463138	경기도 화성군 태안읍 병점리 태안주공A 104동 304호	600	0.12	3,000,000
상 혁	720915-1380419	경기도 평택시 오성면 죽리 산61-3	200	0.04	1,000,000
경 환	641107-1057822	경기도 오산시 은계동 18-4 301	490	0.10	2,450,000
연 숙	750815-2459816	충청남도 천안시 성환읍 매주리 183 부영A 106-808	310	0.06	1,550,000
영 수	681022-1565810	경기도 평택시 세교동555 부영A 503-505	3,860	0.77	19,300,000
장 희	640110-1150319	충남 천안시 성성동 500 우성아파트 107-1606	1,000	0.20	5,000,000
창 희	671115-1150315	경기도 평택시 군문동 주공아파트 207-802	900	0.18	4,500,000
선 호	721103-1462111	경기도 평택시 서정동 909-1 주공3단지 303동 506호	300	0.06	1,500,000
승 선	780109-2226211	경기도 안성시 공도읍 용두리 주은풍림A 109-1001	500	0.10	2,500,000
원 호	721208-1460515	충청남도 천안시 쌍용동 주공9단지 408동 801호	330	0.07	1,650,000
만 길	561129-1917213	경기도 수원시 영통구 매탄2 삼성3차A 3-405	2,000	0.40	10,000,000
상 복	590309-1380111	경기도 수원시 권선구 권선동 권선3차A 57동 305호	500	0.10	2,500,000
영 식	530413-1029811	경기도 과천시 부림동 41 주공아파트 806-902	4,000	0.80	20,000,000
진 욱	700830-1002616	서울시 관악구 신림본동 84-38번지 101호	110	0.02	550,000
대 한	591104-1268028	경기도 평택시 세교동 우성A 106-707	4,800	0.96	24,000,000
순 택	760614-1817015	경기도 평택시 서정동 주공3차 302-202	700	0.14	3,500,000
의 표	770724-1274318	충남 천안시 쌍용동 주공9단지 406-1503	600	0.12	3,000,000
동 석	751026-1144013	경기도 오산시 갈곶동 우림APT 105-701	1,800	0.36	9,000,000
현 석	680127-1395214	경기도 평택시 비전동 877 동성한아름 302-1002	1,200	0.24	6,000,000
		합 계	500,000	100.00	2,500,000,000

SDKZn

Schedule 5.1

■ 보 증 현 황

2007년 08월 22일 현재 (단위 : 원)

구분	회사명	보증제공처	과 목	여신금액	보증금액	제공일	만기일	비 고
제공현황	INFO SPACE	우리은행	Stand-by L/C	US$2,000,000	US$2,000,000	2007.8.10	2007.5.11	지급보증율(1.5%)
	BK-LCD(PSTS)	우리은행	Stand-by L/C	US$2,000,000	US$2,400,000	2007.7.18	2008.7.18	지급보증율(1.0%)
	BK-LCD(PSTS)	우리은행	Stand-by L/C	US$3,000,000	US$3,600,000	2007.1.18	2012.1.18	지급보증율(1.0%)
	BK-LCD	신한은행	운전자금차입	500,000,000	650,000,000	2007.6.30	2007.12.31	지급보증율(1.0%)
	USD 소계			US$7,000,000	US$8,000,000			
	원화 소계			500,000,000	650,000,000			
받은현황	홍석규	신용보증기금	포괄한도	3,750,000,000	5,000,000,000	2006.10.12	2007.10.12	개인입보
	소 계	-	-	3,750,000,000	5,000,000,000		-	

■ 대여금 현황

2007년 08월 22일 현재 (단위 : 원)

회사명	담보	금 리	금 액	발생일	만기일	비 고
NIG	건물	9.0%	4,000,000,000	2007.04.24	2008.04.23	3개월 후취(23일)
NIG	건물	9.0%	500,000,000	2007.07.21	2007.09.21	후취
보앙기술공영	신용	6.5%	539,550,000	2007.06.29	2007.08.28	후취
휘닉스M&M	신용	9.0%	5,000,000,000	2007.08.22	2008.08.22	매월 말일 후취
소 계	-	-	10,039,550,000		-	